Exhibit 10.12

CANOO TECHNOLOGIES INC. (FKA CANOO INC.)

SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

for

BILL STRICKLAND

This Senior Manager Employment Agreement (“Agreement”) is entered into by and between Bill Strickland (the “Senior Manager”) and Canoo Technologies Inc. (fka Canoo Inc.), a Delaware company incorporated under the laws of Delaware (the “Company”).

Whereas, the Company values the Senior Manager as a critical leader in Company’s organization and desires to continue to employ the Senior Manager to provide services to the Company;

Whereas, the Company wishes to provide the Senior Manager with certain compensation and benefits in return for the Senior Manager’s continued services as set forth in this Agreement; and

Whereas, the Senior Manager wishes to continue to be employed by the Company and provide services to the Company in return for certain compensation and benefits as set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment by the Company.

1.1 Effective Date. The effective date (“Effective Date”) of all terms in this Agreement shall be the Closing Date, as defined below. The terms of this Agreement shall supersede and restate the offer letter by and between the Company and the Senior Manager dated December 8, 2017, as amended and restated by a letter dated November 6, 2018, effective as of the Effective Date.

1.2 Position. The Company agrees to employ the Senior Manager in the position of In Charge of Programs and the Senior Manager hereby accepts employment in such ongoing capacity. During the Senior Manager’s employment with the Company, the Senior Manager will devote the Senior Manager’s best efforts and substantially all of the Senior Manager’s business time and attention to the business of the Company, except for periods of flexible paid time off and reasonable periods of illness or other incapacities permitted by the Company’s Flexible Paid Time Off Policy in the Company Handbook or in the Company’s other general employment policies (collectively, “Employment Policies.”) The Senior Manager will report to the Executive Chairman of the Board of Directors of the Company’s parent holding company (the “Board”). The Company reserves the right to change the Senior Manager’s position, duties, and work location, from time to time in its discretion.

1.3 Duties. The Senior Manager shall serve in a senior management capacity and shall perform the customary duties of the Senior Manager’s position, such duties as are assigned to the Senior Manager from time to time, consistent with the Bylaws and Employment Policies of the Company, and as required by the Board.

1.4 Location. The Senior Manager’s primary office location shall be Torrance, California. The Company reserves the right to reasonably require the Senior Manager to perform the Senior Manager’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.

1.5 Policies and Procedures. The employment relationship between the parties shall also be governed by the Employment Policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s Employment Policies, this Agreement shall control.

1.6 Corporate References Following Transaction Close. Prior to the Effective Date hereof, Hennessy Capital Acquisition Corp. IV and Canoo Holdings Ltd. entered into that Merger Agreement and Plan of Reorganization dated August 17, 2020, with HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and HCAC IV Second Merger Sub, LLC, a Delaware limited liability company (the “Merger Agreement”), a copy of which has been provided to the Senior Manager. Provided the transactions contemplated by the Merger Agreement are successfully closed, the following references throughout this Agreement shall be automatically changed, as indicated, effective immediately upon such closing date (as referred to herein, the “Closing Date”): (i) “Company” shall refer to Canoo Technologies Inc., the contemplated surviving employer entity of the Senior Manager; (ii) “Canoo Holdings Ltd.” shall refer to Canoo Inc. as the contemplated surviving public parent company (the “new public parent company”); and (iii) the “Board” shall refer to the new Board of Directors empaneled for the new public parent company. Notwithstanding the foregoing, and for the avoidance of doubt, should the transactions contemplated by the Merger Agreement not close as anticipated, all such references shall remain unchanged and this Agreement shall continue in full force and effect.

2. Compensation and Benefits.

2.1 Salary. The Senior Manager shall receive for services to be rendered hereunder a monthly base salary of $30,000 ($360,000 annualized), as of the Effective Date. The Base Salary shall be reviewed annually and may be adjusted as approved by the Board (or any authorized committee thereof).

2.2 Benefits. The Senior Manager shall be entitled to all rights and benefits for which the Senior Manager is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally. The Company may change employee benefits from time to time in its discretion.

2.3 Lump Sum Payment. Contingent upon the Senior Manager’s continued employment through the Closing Date, the Senior Manager shall be eligible to receive a lump sum cash payment in the amount of $525,000 at the effective time of the consummation of the transactions contemplated by the Merger Agreement (the “Lump Sum Payment”). The Lump Sum Payment shall be made as soon as practicable following the Closing Date, but in no event later than sixty (60) days following the Closing Date.

2.4 Business Expenses. The Company will pay or reimburse the Senior Manager for all reasonable business expenses incurred or paid by the Senior Manager in the performance of the Senior Manager’s duties and responsibilities for the Company in accordance with the Company’s Expense Reimbursement Policy.

3. Proprietary Information Obligations.

3.1 Agreement. As a condition of the Senior Manager’s ongoing employment, the Senior Manager hereby reaffirms and agrees to continue to abide by the Employee Confidential Information and Invention Assignment Agreement dated December 12, 2017, attached hereto as Exhibit A.

3.2 Third Party Agreements and Information. The Senior Manager represents and warrants that the Senior Manager’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that the Senior Manager will perform the Senior Manager’s duties to the Company without violating any such agreement. The Senior Manager represents and warrants that the Senior Manager does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with the Senior Manager’s employment by the Company, except as expressly authorized by that third party. During the Senior Manager’s employment by the Company, the Senior Manager will use in the performance of the Senior Manager’s duties only information which is generally known and used by persons with training and experience comparable to the Senior Manager’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by the Senior Manager in the course of the Senior Manager’s work for the Company.

4. Outside Activities During Employment.

4.1 Exclusive Employment. Except with the prior written consent of the Board, the Senior Manager will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise. The Senior Manager may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of the Senior Manager’s duties hereunder.

4.2 No Adverse Interests. Except as permitted by Section 4.3, the Senior Manager agrees, during the Senior Manager’s employment with the Company, not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Senior Manager to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Noncompetition. During the Senior Manager’s employment by the Company, except on behalf of the Company or with the prior written consent of the Board, the Senior Manager will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by the Senior Manager to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5. Noninterference. While employed by the Company the Senior Manager agrees not to interfere with the business of the Company by directly or indirectly: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company, with whom the Senior Manager worked while employed by the Company, to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) soliciting the business of any customer of the Company which at the time of the solicitation, or during the year immediately prior thereto, was listed on the Company’s customer list.

6. Termination Of Employment.

6.1 At-Will Relationship. The Senior Manager’s employment relationship is at-will. Either the Senior Manager or the Company may terminate the employment relationship at any time, with or without Cause, as defined below, or advance notice.

6.2 Wage Payments upon Termination. Upon termination of the Senior Manager’s employment for any reason, the Senior Manager shall be paid all accrued but unpaid Base Salary (“Accrued Salary”).

6.3 Treatment of Restricted Shares issued Under Restricted Share Purchase Agreement upon Termination.

(i) The Senior Manager previously entered those certain Restricted Share Purchase Agreements with Company dated as of November 6, 2018, November 15, 2018, December 18, 2018, March 4, 2019 and May 6, 2019, as amended by the Amendment and Waiver Agreement with Company (collectively, the “RSPA.”) In the event the Company terminates the Senior Manager’s employment without Cause (as defined below), or the Senior Manager resigns from his employment for Good Reason (as defined below), Canoo Holdings Ltd. shall have the right to repurchase, in a lump sum cash payment, any unvested Restricted Shares issue under the Senior Manager’s RSPA at the Senior Manager’s original per share purchase price.

(ii) In the event the Senior Manager’s employment with the Company is terminated for Cause (as defined below), Canoo Holdings Ltd. shall have the right to repurchase, in a lump sum cash payment, all Restricted Shares held by the Senior Manager under the RSPA at the par value for the shares, whether such shares have vested or remain unvested.

(iii) For purposes of this Agreement, “Cause” shall mean: (1) the Senior Manager’s conviction or plea of guilty or nolo contendere in a court of law of a felony or a conviction or plea of guilty or nolo contendere for any crime involving an act of moral turpitude, fraud or dishonesty or any conduct by the Senior Manager that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Senior Manager were retained in his position; (2) a good faith determination by the Board that the Senior Manager has engaged in acts of willful fraud, breach of fiduciary duty, and/or breach of the Senior Manager’s duty of loyalty to the Company or Canoo Holdings Ltd., in any such case, which is materially injurious to the Company or Canoo Holdings Ltd.; or (3) the Senior Manager’s (A) material breach of this Agreement, the Company’s Confidential Information and Invention Assignment Agreement and any other of the Company’s lawful policies that have been provided to the Senior Manager in writing or otherwise made available to the Senior Manager through the Company’s intranet, which breach is materially injurious to the Company or Canoo Holdings Ltd. and/or (B) willful and continued failure or refusal by the Senior Manager to substantially perform the Senior Manager’s duties to the Company; provided, however, that no termination shall be deemed for Cause unless the Senior Manager has first received written notice from the Board advising the Senior Manager of the specific acts or omissions alleged to constitute a violation, failure, and/or breach as set forth in this Section and (B) the Senior Manager shall have failed to correct the acts or omissions so complained of to the good faith satisfaction of the Board within 30 days thereafter.

(iv) For purposes of this Agreement, “Good Reason” shall mean (unless the Senior Manager has expressly agreed to such event in a signed writing): (1) a reduction in the Senior Manager’s current base salary of 10% or more unless such reduction is part of a generalized salary reduction affecting all of the Senior Manager officers of the Company; (2) a material diminution in the Senior Manager’s authority, duties, or responsibilities, (3) a material change in the geographic location at which the Senior Manager must perform services; or (4) the Company’s material breach of the terms of the Senior Manager’s employment as set forth in this Agreement. No termination by the Senior Manager shall constitute a termination for Good Reason unless the Senior Manager give the Company notice of the condition constituting Good Reason within 30 days following the initial occurrence thereof (such notice must be signed by the Senior Manager, specifically identify the alleged breach and specifically refer to this Section, the Company does not remedy the condition within 45 days of receiving such notice, and the Senior Manager actually terminates his employment within 30 days following the expiration of the Company’s cure period.

(v) In the event the Senior Manager is terminated without Cause or terminates for Good Reason, any amounts paid for the repurchase of the Senior Manager’s Restricted Shares shall be contingent upon the Senior Manager’s execution of a full waiver and release of all claims in a form acceptable to the Company prior to the Company being obligated to provide the Senior Manager with such payments and benefits. The release of claims will be provided to the Senior Manager with five (5) days following the Senior Manager’s termination of employment. Notwithstanding the foregoing, the Company may, with the consent of the Board, make additional payments other than severance payments to effect the waiver and release as described in the first sentence of this paragraph.

6.4 Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Senior Manager's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Senior Manager is deemed by the Company at the time of the Senior Manager's separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to the Senior Manager prior to the earliest of (a) the expiration of the six-month period measured from the date of separation from service, (b) the date of the Senior Manager's death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to the Senior Manager hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of the Senior Manager's taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the Senior Manager's taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7. Cooperation with Company.

7.1 Cooperation Obligation. During and after the Senior Manager’s employment, the Senior Manager will cooperate with the Company in responding to the reasonable requests of the Company’s Executive Chairman of the Board, Chief Executive Officer, or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems the Senior Manager’s cooperation necessary or desirable. In such matters, the Senior Manager agrees to provide the Company with reasonable advice, assistance, and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. The Senior Manager also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Senior Manager in connection with any such legal proceedings, unless the Senior Manager is expressly prohibited by law from so doing.

7.2 Expenses and Fees. The Company will reimburse the Senior Manager for reasonable out-of-pocket expenses actually incurred by the Senior Manager as a result of the Senior Manager’s cooperation with the obligations described in Section 7.1, in accordance with the Company’s Expense Reimbursement Policy.

8. Dispute Resolution.

8.1 To ensure the rapid and economical resolution of disputes that may arise in connection with the Senior Manager’s employment with the Company, the Senior Manager and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Senior Manager’s employment with the Company, or the termination of the Senior Manager’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/), in Los Angeles (Century City), California. The Senior Manager acknowledges that by agreeing to this arbitration procedure, both the Senior Manager and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

8.2 All claims, disputes, or causes of action under this arbitration agreement, whether by the Senior Manager or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

8.3 This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event the Senior Manager intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The Senior Manager will have the right to be represented by legal counsel at any arbitration proceeding.

8.4 Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the Senior Manager or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that the Senior Manager would be required to pay if the dispute were decided in a court of law. Nothing in this arbitration agreement is intended to prevent either the Senior Manager or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9. Indemnification.

9.1 Definitions. For purposes of this Section 9, the following terms shall have the following meanings:

“Action” means any civil, criminal, administrative, or regulatory action, arbitration, claim, demand, investigation, litigation, mediation, proceeding, or suit, in each instance, of whatever nature, known or unknown, liquidated or unliquidated.

“Company Action”, means any Action that directly or indirectly involves the Senior Manager, or with which the Senior Manager may be threatened, in each instance relating to or arising from or out of the business and affairs of the Company or its affiliates.

“Parent” means (a) before the closing of the transactions contemplated by the Merger Agreement, Canoo Holdings Ltd.; and (b) after the closing of the transactions contemplated by the Merger Agreement, Canoo Inc.

“Prior Employer Action”, means any Action that directly or indirectly involves the Senior Manager, or with which the Senior Manager may be threatened, in each instance relating to, or arising from our out of (i) any act or omission by the Senior Manager, regardless of when taken (or failed to be taken) to the extent any such act or omission directly or indirectly benefitted (or was anticipated or expected by the Senior Manager, Parent and/or the Company to benefit, and/or was alleged to have benefitted) Parent, the Company or their affiliates, or (ii) any act or omission by the Senior Manager in connection with the Senior Manager’s anticipated, expected, or actual employment with Parent, the Company, or their affiliates to the extent such act or omission directly or indirectly benefitted (or was anticipated or expected by the Senior Manager, Parent, and/or the Company to benefit, and/or was alleged to have benefitted) Parent, the Company, or their affiliates. By way of example only, any action by the Senior Manager’s immediately preceding employer and any related or required counterclaims (e.g., breach of a confidentiality agreement, breach of a non-competition agreement, breach of a non-solicitation agreement, breach of the duty of loyalty, breach of fiduciary duty, unfair competition, misappropriation of trade secret, misappropriation of confidential information, or other claims relating in any way to the Senior Manager’s former employment) shall be included as a Prior Employer Action. By further way of example only, a Prior Employer Action includes an Action involving the Senior Manager’s immediately preceding employer alleging, among others a breach of a non-solicitation arrangement or agreement, or a breach of a confidentiality arrangement or agreement.

“Liability” means any claim, cost (including but not limited to attorneys’ fees), damage, debt, demand, expense, liability, loss, or obligation, in each instance, whether incurred, known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred, paid or payable, in each instance whether in connection with the satisfaction of any defense, disposition, judgment, settlement, award, or compromise.

“Prior Employer Covered Claims” means any Action or Liability brought by, or directly or indirectly involving or relating to, or arising from, the Senior Manager’s previous employer, or any of the Senior Manager’s prior employer’s shareholders, officers, successors or assigns, whether relating to the Senior Manager’s duties as an employee or otherwise, to the extent such Action or Liability is fully covered and actually paid by an insurance policy (e.g., D&O insurance previously purchased by such prior employer) for which the Senior Manager is included as an insured or additional insured.

9.2 Company Action. Parent and the Company shall, to the fullest extent permitted by law, indemnify, defend, hold harmless, and release the Senior Manager for, from, and against all Liabilities arising from any Company Action, other than any Company Action which is finally determined (whether by admission in a settlement or as determined by a final, non-appealable judgment by a court of competent jurisdiction) to have resulted from (a) an act of fraud perpetrated by the Senior Manager against Parent or the Company, (b) the Senior Manager’s gross negligence or willful misconduct in the performance of the Senior Manager’s duties towards Parent or the Company or (c) an act of the Senior Manager’s resulting in a conviction or plea of guilty or nolo contendere for any crime involving an act of moral turpitude, fraud or dishonesty.

9.3 Prior Employer Action. Except to the extent covered as a Prior Employer Covered Claim, Parent and the Company shall, to the fullest extent permitted by law, indemnify, hold harmless, and release the Senior Manager for, from and against all Liabilities arising from any Prior Employer Action.

9.4 General. Any right to indemnification the Senior Manager may have pursuant to this Section 9 shall be cumulative with, and in addition to, any and all rights to which the Senior Manager may otherwise be entitled, and shall extend to the Senior Manager’s heirs, successors, and assigns. In any such Action, the Senior Manager shall have the right to engage, at the Company’s reasonable expense, separate counsel of the Senior Manager’s own choice. Any amounts payable to the Senior Manager pursuant to this Section 9 shall be increased such that (i) after the Senior Manager pays any taxes on the amounts received by the Senior Manager pursuant to this Section 9, and (ii) after the Senior Manager pays any Liabilities relating to such Action, the Senior Manager shall not be in a worse position than the Senior Manager would have been had such Action never commenced.

9.5 Cooperation.

(i) In the course or pursuit of the resolution, negotiation, or settlement with respect to an Action for which the Senior Manager may be indemnified pursuant to this Section 9, the Senior Manager, Parent and the Company will:

(A) reasonably cooperate with one another in diligently and actively pursuing the defense or settlement of such Action,

(B) permit the other to participate in all decision making and other aspects of such Action,

(C) keep each other fully informed regarding the status and progress of such Action,

(D) provide copies of written communications relating to such Action, and

(E) not settle such Action without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed.

(ii) As an example of a matter falling within the parameters of Section 10.5(i)(E), neither Parent nor the Company may settle a Prior Employer Claim without the Senior Manager’s prior written consent, not to be unreasonably withheld, if such settlement: (a) includes a concession, stipulation, or admission that the Senior Manager engaged in any fraud, misconduct, or gross negligence or could otherwise reasonably be expected to cause damage to the Senior Manager’s reputation, or hinder the Senior Manager’s reasonable prospects for future employment, (b) other than as contemplated in the immediately preceding clause (a), imposes any restriction or injunction on, or any liability to the Senior Manager, and/or (c) fails to include a general release of all claims. Whether a consent is unreasonably withheld by the Senior Manager shall be determined in light of, among others, the legitimate interests of the Company having an interest to settle the Company’s matters related to such an Action, rather than solely the Senior Manager’s financial interest in such settlement.

(iii) Notwithstanding anything in Section 10.5(ii) to the contrary, if the Senior Manager (a) unreasonably withholds the Senior Manager’s consent to a global and comprehensive settlement of a Prior Employer Action, and (b) the Senior Manager is fully indemnified by Parent or the Company respecting any monetary damages arising from, or relating to such settlement, then Parent and the Company may (x) settle the Company’s interests in such Action without the Senior Manager’s consent, (y) request reimbursement of all expenses (including attorneys’ fees) that were previously paid by the Company in defense of such Action and (z) may elect to no longer be responsible for any further indemnification obligations respecting such Action.

9.6 Matters Involving the Company.

(i) If the Company, or its affiliates becomes a party to any Action that may give rise to a Liability pursuant to this Section 9, then:

(A) the Company shall give written notice to the Senior Manager respecting such matter; and

(B) the Company and its affiliates, shall keep the Senior Manager and the Senior Manager’s counsel reasonably and timely informed of all developments relating to such Action, and shall timely provide the Senior Manager and the Senior Manager’s counsel with copies of all material correspondence with respect thereto.

(ii) If the Company, or its affiliates, are or become involved in any matter relating, directly or indirectly, with an Action, the Company, and its affiliates shall not settle, compromise, enter into any arrangement relating to the resolution of such matter, agree to or accept any finding relating thereto, or enter into any obligation or arrangement unless such settlement, compromise, arrangement, resolution, finding, or obligation is consulted upon with the Senior Manager.

9.7 Expenses. Expenses incurred by the Senior Manager in connection with any Action (including the defense or settlement thereof) that may be subject to a right of indemnification pursuant to this Section 9 shall be advanced to the Senior Manager by the Company as such amounts are incurred, or are reasonably expected to be incurred by the Senior Manager.

9.8 Insurance. Parent or the Company covenants to pay for, and maintain, adequate D&O insurance respecting any liabilities that may arise pursuant to this Section 9 and provide proof of such insurance for (i) any Action arising after the date of this agreement and (ii) any Prior Employer Action.

9.9 Survival. The obligations contemplated in this Section 9 shall survive the expiration of the term, or termination, of the Senior Manager’s employment.

10. General Provisions.

10.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or the next day after sending by overnight courier, to the Company at its primary office location and to the Senior Manager at the Senior Manager’s address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3 Waiver. Any waiver of any party’s rights under this Agreement may be made only in a writing signed by such party. If either party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between the Senior Manager and the Company, and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

10.5 Modification. Changes in the Senior Manager’s employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board or signed by a duly authorized Officer of the Company.

10.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and pdf or other facsimile signatures shall be equivalent to original signatures.

10.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Senior Manager and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Senior Manager may not assign any of the Senior Manager’s rights, obligations, or duties hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company may assign its rights and obligations under this Agreement to any parent entity of the Company.

10.9 Survival. The Senior Manager’s duties under the Employee Confidential Information and Invention Assignment Agreement, and Sections 6, 7, 8, and 9, shall survive termination of the Senior Manager’s employment with the Company.

10.10 Remedies. The Senior Manager acknowledges that a remedy at law for any breach or threatened breach by the Senior Manager of the provisions of this Agreement, or the Employee Confidential Information and Invention Assignment Agreement, would be inadequate, and the Senior Manager therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Company.

10.11 Attorneys’ Fees. If either party hereto brings any action to enforce the Senior Manager’s or its rights hereunder, the party successful in enforcing this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.

10.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without giving effect to choice of law principles.

In Witness Whereof, the parties have executed this Agreement on the day and year first written above.

Canoo Technologies Inc. (fka Canoo Inc.)

By:	/s/ Anthony Aquila
Anthony Aquila
Executive Chairman

Date:	December 20, 2020

Accepted and agreed this

20th day of December, 2020.

Bill Strickland

/s/ Bill Strickland

Exhibit A

Employee Confidential Information and Invention Assignment Agreement

A-1